Report of Independent Auditors

To the Stockholder and Board of Directors of Principal National Life Insurance Company

We have audited the financial statements of Principal National Life Insurance Company (the Company) as of December 31, 2021 and 2020, for each of the three years in the period ended December 31, 2021, and have issued our report thereon dated April 12, 2022 (included elsewhere in this Registration Statement). Our audits of the financial statements included the financial statement schedules listed in Item 30(o) of this Registration Statement (the “schedules”). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s schedules based on our audits.

In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the financial statements.

/s/Ernst & Young LLP

Des Moines, Iowa
April 29, 2022

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2021

			Amount as
			shown in the
			statement of
		Fair	financial
Type of Investment	Cost (1)	Value	position
Fixed maturities
Bonds
U.S. governments	$6,233,164	$6,781,354	$6,214,915
U.S. states, territories and possessions	1,926,100	2,344,771	1,939,756
U.S. special revenue	61,134,723	66,830,567	60,762,386
Industrial and miscellaneous	165,200,384	176,555,969	164,949,610
Total fixed maturities	234,494,371	252,512,661	233,866,667

Receivables and securities	88,210	XXXX	88,210
Other invested assets	2,002,854	XXXX	2,002,854
Cash and other invested assets	22,750,177	XXXX	22,750,177
Total investments	$259,335,612	XXXX	$258,707,908

(1) As to fixed maturities, original cost is reduced by repayments and other-than-temporary impairments, as applicable.

Schedule III - Supplementary Insurance Information
As of December 31, 2021, 2020 and 2019 and for each of the years then ended

	Future policy		Policy and
	benefits	Unearned	contract
Segment	and expense	premiums	liabilities

Year ended December 31, 2021
Individual life	$17,757	$—	$—
Other	—	—	—
Total	$17,757	$—	$—

Year ended December 31, 2020
Individual life	$17,076	$—	$—
Other	—	—	—
Total	$17,076	$—	$—

Year ended December 31, 2019
Individual life	$15,749	$—	$—
Other	—	—	—
Total	$15,749	$—	$—

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2021, 2020 and 2019 and for each of the years then ended

			Benefits, claims
		Net	losses and	Other
	Premium	investment	settlement	operating
Segment	revenue	income	expenses	expenses (1)

2020:
Individual life	$8,657	$(1,505,151)	$36,351	$457,580,985
Other	—	9,216,253	—	632,938
Total	$8,657	$7,711,102	$36,351	$458,213,923

2019:
Individual life	$8,503	$(1,477,708)	$1,327	$399,543,420
Other	—	8,692,070	—	560,263
Total	$8,503	$7,214,362	$1,327	$400,103,683

2018:
Individual life	$8,055	$(1,339,673)	$1,308	$350,202,991
Other	—	7,825,415	—	626,384
Total	$8,055	$6,485,742	$1,308	$350,829,375

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2021, 2020 and 2019 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
2021
Life insurance in force	$366,975,315,516	$366,975,315,516	$1,691,882	$1,691,882	100%

Premiums:
Individual life	$1,135,603,496	$1,135,603,496	$8,657	$8,657	100%

2020:
Life insurance in force	$330,488,745,773	$330,488,745,773	$1,732,650	$1,732,650	100%

Premiums:
Individual life	$1,007,313,891	$1,007,313,891	$8,503	$8,503	100%

2019:
Life insurance in force	$283,161,404,992	$283,161,404,992	$1,765,414	$1,765,414	100%

Premiums:
Individual life	$900,885,697	$900,885,697	$8,055	$8,055	100%